EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

Contacts:	Stacey Sullivan Calbert, Media Relations	Marie Perry, Investor Relations
	(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL REPORTS INCREASE IN FOURTH QUARTER FISCAL 2009 EPS AND

PROVIDES FISCAL 2010 OUTLOOK

DALLAS (Aug. 6, 2009) – Brinker International, Inc. (NYSE: EAT) announced fourth quarter fiscal 2009 earnings per diluted share of $0.52 compared to $0.42 for the fourth quarter of fiscal 2008, before special items and excluding Romano’s Macaroni Grill® (reconciliation included in Table 3). On a GAAP basis, earnings per diluted share increased to $0.41 from a loss per diluted share of $0.02 for the fourth quarter in the prior year.  For the full-year fiscal 2009, earnings per diluted share increased to $1.44 from $1.41 in the prior year, before special items and excluding Macaroni Grill (reconciliation included in Table 4).  On a GAAP basis, earnings per diluted share increased to $0.77 from $0.49 in the prior year.

In the second quarter of fiscal 2009, the company completed the sale of Macaroni Grill while retaining a minority ownership interest.  The information presented below includes Macaroni Grill unless otherwise noted.

Quarterly Revenues

Brinker reported revenues for the 13-week period of $829.4 million, a decrease of 22.7 percent compared with $1,073.6 million reported for the same period of fiscal 2008. The company experienced a 9.0 percent decrease in comparable restaurant sales (see Table 1) in the fourth quarter of fiscal 2009 due to decreases across all brands.  Revenues were also negatively impacted by a net decline in capacity of 18.2 percent due to 55 restaurant closures (five of which were Macaroni Grills) and the sale of 198 restaurants since the fourth quarter of fiscal 2008 (189 of which were Macaroni Grills).

Table 1: Q4 comparable restaurant sales

Q4 09 and Q4 08, company and three reported brands; percentage

	Q4 09 Comparable Sales	Q4 08 Comparable Sales	Q4 09 Pricing Impact	Q4 09 Mix-Shift
Brinker International (1)	(9.0)	2.3	2.4	(2.0)
Chili’s	(9.4)	3.4	2.5	(1.4)
On The Border	(5.8)	(2.3)	2.9	(4.2)
Maggiano’s	(9.2)	(0.5)	1.0	(3.8)

(1) Brinker International comparable restaurant sales exclude the impact of Macaroni Grill.

Table 2: FY comparable restaurant sales

FY 09 and FY 08, company and three reported brands; percentage

	FY 09 Comparable Sales	FY 08 Comparable Sales	FY 09 Pricing Impact	FY 09 Mix-Shift
Brinker International (1)	(5.6)	0.3	3.0	(1.0)
Chili’s	(5.6)	0.8	3.2	(0.8)
On The Border	(4.4)	(3.3)	3.4	(1.4)
Maggiano’s	(7.3)	0.4	1.5	(2.2)

(1) Brinker International comparable restaurant sales exclude the impact of Macaroni Grill.

Quarterly Operating Performance

Cost of sales, as a percent of revenues, decreased from 28.6 percent in the prior year to 27.1 percent in the fourth quarter of fiscal 2009.  Continued focus on operational efficiency, efforts to reduce waste and favorable menu price changes resulted in improvements in cost of sales.  These improvements more than offset the impact of unfavorable commodity prices primarily related to chicken, beef, produce and dairy products.

Restaurant expenses, as a percent of revenues, decreased to 54.6 percent from 55.8 percent in the prior year primarily due to lower labor costs, pre-opening and property tax expenses as well as a decrease in worker’s compensation and general liability insurance expenses due to favorable claims experience.

Depreciation and amortization decreased $1.1 million compared to the prior year due to fully depreciated assets and restaurant closures, partially offset by investments in Chili’s® reimage program and additional depreciation on new restaurants.

General and administrative expense decreased $7.5 million for the quarter primarily due to reduced salary expense from lower headcount, income related to transitional services provided to Macaroni Grill and a decrease in professional fees.

Other gains and charges includes $26.8 million of charges in the fourth quarter of fiscal 2009 consisting primarily of $15.4 million of long-lived asset and goodwill impairment charges related to the decision to close eight restaurants and $14.3 million of long-lived asset impairment charges related to 16 underperforming restaurants.

Interest expense decreased $3.8 million due to lower interest rates, lower average borrowings and a gain of $1.3 million associated with the repurchase and retirement of a portion of our 5.75 percent notes in the fourth quarter.

Other, net increased $6.8 million for the quarter primarily due to insurance proceeds of $5.5 million.

The effective income tax rate changed from a benefit of 74.1 percent in the fourth quarter of fiscal 2008 to a provision of 15.1 percent in the current quarter.  This change is primarily due to the significant impairment charge related to Macaroni Grill recorded in the prior year resulting in a loss and related tax benefit for the quarter.  The impact of impairment charges on the tax rate was not as significant in the current quarter.

Special Items

Table 3: Reconciliation of net income (loss), before special items (1)

Q4 09 and Q4 08; $ millions and $ per diluted share after-tax

Item	Q4 09	EPS Q4 09	Q4 08	EPS Q4 08
Net Income (Loss)	42.1	0.41	(1.5)	(0.02)
Other (Gains) and Charges	16.9	0.16	53.0	0.52
Other, Net - Insurance Proceeds	(5.5)	(0.05)	—	—
Net Income before Special Items	53.5	0.52	51.5	0.50
Macaroni Grill before Special Items	—	—	(8.2)	(0.08)
Adjusted Net Income before Special Items and Macaroni Grill	53.5	0.52	43.3	0.42

(1)          The company believes excluding other gains and charges, insurance proceeds and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 4: Reconciliation of net income (loss), before special items (1)

FY 09 and FY 08; $ millions and $ per diluted share after-tax

Item	FY 09	EPS FY 09	FY 08	EPS FY 08
Net Income (Loss)	79.2	0.77	51.7	0.49
Other (Gains) and Charges	84.6	0.82	131.7	1.26
Other, Net - Insurance Proceeds	(5.5)	(0.05)	—	—
Net Income before Special Items	158.3	1.54	183.4	1.75
Macaroni Grill before Special Items	(10.1)	(0.10)	(35.1)	(0.34)
Adjusted Net Income before Special Items and Macaroni Grill	148.2	1.44	148.3	1.41

(1)          The company believes excluding other gains and charges, insurance proceeds and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Cash Flow and Capital Allocation

Cash flow from operations for fiscal year 2009 was $274.5 million and capital expenditures totaled $93.6 million.  Long-term debt was reduced by approximately $51.0 million during the fourth quarter of fiscal 2009 primarily due to payments of $30.7 million on the revolving credit facility that reduced the balance to zero, repurchase and retirement of $10.0 million of the 5.75 percent notes and payment of $10.0 million on the term loan.  Debt reductions totaled $174.3 million for the fiscal year.

Fiscal 2010 Outlook

In fiscal 2010, the company continues to focus on executing its strategic priorities which will allow for sustainable growth in a variety of economic environments.  Fiscal 2010 includes a 53rd week versus 52 weeks in fiscal 2009.

Sales/Revenues

•                  Comparable restaurant sales decline of 2 to 4 percent.  Due to extreme volatility and limited visibility on external factors likely to impact top line sales, our actual results could differ considerably from our comp sales projections;

•                  Franchise royalty growth of approximately 7 percent driven by development of 51 to 61 restaurants; and

•                  Total company-owned restaurant capacity decrease of approximately 1 percent (as measured by average-weighted sales weeks).

Expenses

•                  Cost of sales will be approximately 27.5 percent, driven by flat to slightly better year over year trends on commodities, offset somewhat by the impact of current promotional activity;

•                  Depreciation and amortization expenses will total $160 - $165 million;

•                  General and administrative expenses will be approximately $145 million; and

•                  Interest expense is projected to be essentially flat on a year-over-year basis.

Capital Expenditures and Company Development

•                  Capital expenditures of approximately $85 million primarily relating to customary refresh and capital expenditure maintenance programs and the development of two company-owned restaurants.

Earnings Assumptions

•                  Anticipated fiscal 2010 earnings per diluted share assumes the 53rd week is from $0.04 to $0.06 accretive; and

•                  The company expects first quarter fiscal 2010 earnings per share to range from $0.12 to $0.14.

Based on the above assumptions, earnings per diluted share, before special items and excluding Macaroni Grill, is projected to decline between 10 and 20 percent compared to fiscal 2009.

The company does not believe that providing fiscal 2010 earnings per diluted share guidance on a GAAP basis provides a clear perspective for investors into the company’s ongoing operating performance due to the significant special charges that the company incurred in fiscal 2009 as well as the company’s inability to forecast special charges for fiscal 2010.

As far as timing considerations, there is one calendar shift for fiscal 2010.  Christmas Eve will trade from the second quarter into the third quarter in fiscal 2010 which should not have a material impact.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker Web site (www.brinker.com) at 9 a.m. CDT today (Aug. 6).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Sept. 3, 2009.

Additional financial information, including reconciliation details and debt covenant information, is also available on the Brinker Web site under the Financial Information section of the Investor tab.

Forward Calendar

•                  SEC Form 10-K for fiscal year 2009 filing on or before Aug. 24, 2009; and

•                  First quarter earnings release, before market opens, on Oct. 20, 2009.

At the end of the fiscal year 2009, Brinker International either owned, operated, or franchised 1,689 restaurants under the names Chili’s® Grill & Bar (1,485 restaurants), On The Border Mexican Grill & Cantina® (160 restaurants) and Maggiano’s Little Italy® (44 restaurants).  Brinker also holds a minority investment in Romano’s Macaroni Grill®.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Fifty-two Week Periods Ended
	June 24,	June 25,	June 24,	June 25,
	2009	2008	2009	2008

Revenues	$829,370	$1,073,569	$3,620,580	$4,235,223
Operating Costs and Expenses:
Cost of sales	224,601	306,534	1,010,515	1,200,763
Restaurant expenses	452,592	599,562	2,050,653	2,397,908
Depreciation and amortization	40,139	41,275	161,800	165,229
General and administrative	37,075	44,593	152,591	170,703
Other gains and charges (a)	26,823	78,467	134,787	203,950

Total operating costs and expenses	781,230	1,070,431	3,510,346	4,138,553

Operating income	48,140	3,138	110,234	96,670

Interest expense	5,886	9,671	33,330	45,862
Other, net	(7,417)	(576)	(9,834)	(4,046)

Income (loss) before tax expense (benefit)	49,671	(5,957)	86,738	54,854

Income tax expense (benefit)	7,525	(4,417)	7,572	3,132

Net income (loss)	$42,146	$(1,540)	$79,166	$51,722

Basic net income (loss) per share	$0.41	$(0.02)	$0.78	$0.50

Diluted net income (loss) per share (b)	$0.41	$(0.02)	$0.77	$0.49

Basic weighted average shares outstanding	102,051	101,267	101,852	103,101

Diluted weighted average shares outstanding	103,054	102,717	102,713	104,897

(a)          Current year other gains and charges in the fourth quarter primarily includes:

a.               Long-lived asset and goodwill impairment charges related to the decision to close eight restaurants of $15.4 million.

b.              Long-lived asset impairment charges related to 16 underperforming restaurants of $14.3 million.

In the first nine months of fiscal 2009, other gains and charges primarily includes:

a.               Long-lived asset impairments of $44.2 million related to the decision to close 35 underperforming restaurants.

b.              Loss on the sale of Macaroni Grill of $43.3 million.

c.               Lease termination costs of $13.4 million.

d.              Severance costs of $5.4 million.

Prior year other gains and charges in the fourth quarter primarily include:

a.               Charges related to the sale of Macaroni Grill of $72.5 million comprised of the write-down of assets and other impairments and severance costs.

b.              Long-lived asset impairments related to restaurant closures of $5.7 million.

In the first nine months of fiscal 2008, other gains and charges primarily includes:

a.               Charges related to the sale of Macaroni Grill of $120.6 million comprised of the write-down of assets and other impairment and severance costs.

b.              Impairments of long-lived assets of Macaroni Grill of $13.7 million.

c.               Asset write-offs of $12.1 million resulting from the company’s reduced development schedule.

d.              Severance costs of $5.2 million.

e.               Gain on the sale of 76 restaurants to a franchisee of $29.2 million.

(b)          Due to the net loss in fourth quarter of fiscal 2008, basic weighted average shares outstanding were used in the diluted earnings per share calculation.  Using actual diluted shares would result in anti-dilution of earnings per share.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 24,	June 25,
	2009	2008
	(Unaudited)
ASSETS
Current assets	$369,215	$320,173
Assets held for sale	—	135,850
Net property and equipment (a)	1,400,352	1,529,715
Total other assets	179,380	207,384
Total assets	$1,948,947	$2,193,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$407,067	$506,443
Liabilities associated with assets held for sale	—	18,408
Debt, including current installments	729,262	903,577
Other liabilities	165,694	169,605
Total shareholders’ equity	646,924	595,089
Total liabilities and shareholders’ equity	$1,948,947	$2,193,122

(a) At June 24, 2009, the company owned the land and buildings for 224 of the 1,024 company-owned restaurants.  The net book values of the land and buildings associated with these restaurants totaled $179.9 million and $181.3 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants Mar. 25, 2009	Fourth Quarter Openings/Acquisitions Fiscal 2009	Fourth Quarter Closings/Sales Fiscal 2009	Total Restaurants June 24, 2009	Projected Openings Fiscal 2010

Company-Owned Restaurants:
Chili’s	859	—	1	858	—
On The Border	122	—	—	122	1
Maggiano’s	44	—	—	44	1
International(a)	7	—	7	—	—
	1,032	—	8	1,024	2

Franchise Restaurants:
Chili’s	430	4	—	434	15-20
On The Border	28	2	—	30	1-3
International(a)	189	12	—	201	35-38
	647	18	—	665	51-61

Total Restaurants:
Chili’s	1,289	4	1	1,292	15-20
On The Border	150	2	—	152	2-4
Maggiano’s	44	—	—	44	1
International	196	12	7	201	35-38
	1,679	18	8	1,689	53-63

(a)          At June 24, 2009, international franchise restaurants by brand were 193 Chili’s and eight On The Border’s.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240